Exhibit 99.1

CONTACTS:	Dennis Oates Chairman, President and CEO (412) 257-7609	Douglas McSorley VP Finance, CFO and Treasurer (412) 257-7606	June Filingeri President Comm-Partners LLC (203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS FOURTH QUARTER 2012 RESULTS IN LINE

WITH COMPANY GUIDANCE

- Sales are $47.2 Million; EPS is $0.16

- Quarter-end Backlog Totals $51.7 Million

BRIDGEVILLE, PA, January 29, 2013 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported fourth quarter results in line with its recent guidance. Sales for the fourth quarter of 2012 were $47.2 million compared with $62.2 million in the fourth quarter of 2011.

Operating income for the fourth quarter of 2012 was $1.8 million, or 3.7% of sales, including $1.3 million of ramp-up expense for the Company’s North Jackson operation. This compares with operating income of $7.0 million, or 11.3% of sales, in the fourth quarter of 2011, which included $0.9 million of expense for the start-up of North Jackson acquired by the Company in August 2011. Excluding the effect of North Jackson in both periods, operating income was 6.8% of sales in the fourth quarter of 2012 and 12.8% of sales in the fourth quarter of 2011.

Net income for the fourth quarter of 2012 was $1.1 million, or $0.16 per diluted share. This included a benefit of $0.04 per diluted share due to state income tax adjustments. It also included $0.12 per diluted share of North Jackson ramp-up expense. In the fourth quarter of 2011, net income was $4.3 million, or $0.59 per diluted share, including $0.13 per diluted share of start-up expense related to North Jackson.

On January 18, 2013, the Company reported that it expected fourth quarter 2012 revenues to approximate $47 million and diluted earnings per share to approximate $0.15 to $0.17.

For full year 2012, sales were $251.0 million compared with $252.6 million in 2011. Net income for 2012 was $14.6 million, or $2.02 per diluted share, compared with $18.1 million, or $2.56 per diluted share, in 2011. Net income for 2012 included expense for the North Jackson ramp-up of $0.20 per diluted share compared to $0.51 per diluted share of expense in 2011 for the acquisition, financing and start-up of the North Jackson operation.

For the fourth quarter of 2012, the Company had positive cash flow from operations of $12.7 million, even after continued investment in the ramp-up of North Jackson. Capital expenditures in the fourth quarter of 2012 were $4.3 million, including $3.0 million for the North Jackson operation. At December 31, 2012, the Company had total debt of $106.7 million, or 35.0% of total capitalization.

Shipment volume for the fourth quarter of 2012 decreased 25% from the fourth quarter of 2011. This reflected a 19% increase in tons shipped to the service center plate market, offset by decreases of 20%, 41% and 53% in shipments to the aerospace, petrochemical and power generation markets, respectively.

Chairman, President and CEO Dennis Oates commented: “Our fourth quarter sales were consistent with low activity levels industry-wide. An expected pick-up in order entry at year end failed to materialize as economic uncertainty kept customers focused on inventory reduction. An exception was the solid demand for service center plate products in the quarter, which have applications in the automotive and heavy industrial markets.

“We achieved further operational improvement company-wide in the fourth quarter, including commissioning of additional equipment and process modifications that will benefit quality and cycle time. However, lower shipment volume and the continued ramp-up of our North Jackson operation resulted in a consolidated operating margin of 3.7% for the quarter.

“We are successfully entering the final stages of the North Jackson ramp-up. The approval process with customers for our vacuum induction melting (VIM) products is proceeding with prime and first-tier OEMs in our major markets.

“Despite a slowdown in order activity that began for us in the second quarter of 2012, our full year sales approximated those of 2011, and our operating margin, even with North Jackson, approached 10% for 2012. We expect our North Jackson operation to begin making an increasingly positive contribution to our results as we go through 2013. In addition, there are early signs that some customers are returning to the market, although most are predicting a gradual recovery in meaningful demand. We are fully focused on further strengthening our position to respond to that demand as it returns.”

Segment Review

For the fourth quarter of 2012, the Universal Stainless & Alloy Products segment, which includes the North Jackson operation, had sales of $37.6 million and operating income of $0.2 million, including North Jackson ramp-up costs, yielding an operating margin of 0.6% of sales. In the fourth quarter of 2011, segment sales were $49.2 million, and operating income including North Jackson ramp-up costs was $4.0 million, or 8.2% of sales.

Segment sales decreased 24% from the fourth quarter of 2011 on 22% lower tons shipped mainly due to decreased shipments to all customer categories except service centers.

Sales for the Dunkirk Specialty Steel segment were $19.4 million for the fourth quarter of 2012, and operating income was $1.0 million, yielding an operating margin of 5.1% of sales. This compares with sales in the fourth quarter of 2011 of $24.5 million and operating income of $2.5 million, or 10.1% of sales.

Dunkirk’s sales decreased 21% from the fourth quarter of 2011 on a 26% decrease in tons shipped mainly due to decreased shipments to all customer categories except OEM.

Webcast

The Company has scheduled a conference call for today, January 29, at 10:00 a.m. (Eastern) to discuss fourth quarter results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the first quarter of 2013.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, petrochemical and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share information)

(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011*
Net Sales
Stainless steel	$34,471	$52,203	$195,315	$202,000
Tool steel	4,782	3,587	20,420	21,963
High-strength low alloy steel	4,938	3,607	21,897	17,532
High-temperature alloy steel	1,688	1,772	7,787	6,809
Conversion services	1,037	960	4,868	3,905
Scrap sales and other	234	39	703	387

Total net sales	47,150	62,168	250,990	252,596
Cost of products sold	41,183	50,264	209,841	205,148
Selling and administrative expenses	4,215	4,891	17,746	17,761

Operating income	1,752	7,013	23,403	29,687
Interest expense	(668)	(569)	(2,592)	(1,421)
Other income	51	24	140	212

Income before income taxes	1,135	6,468	20,951	28,478
Income tax provision	54	2,212	6,334	10,356

Net income	$1,081	$4,256	$14,617	$18,122

Earnings per common share – Basic	$0.16	$0.62	$2.13	$2.65

Earnings per common share – Diluted	$0.16	$0.59	$2.02	$2.56

Weighted average shares of Common Stock outstanding
Basic	6,907,744	6,839,979	6,874,669	6,826,490
Diluted	7,455,809	7,418,002	7,454,030	7,138,824

MARKET SEGMENT INFORMATION

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011*
Net Sales
Service centers	$30,943	$33,624	$151,034	$131,624
Forgers	5,754	11,640	36,678	48,432
Rerollers	5,492	11,131	37,343	47,114
Original equipment manufacturers	3,181	3,583	15,874	16,427
Wire redrawers	509	1,191	4,490	4,707
Conversion services	1,037	960	4,868	3,905
Scrap sales and other	234	39	703	387

Total net sales	$47,150	$62,168	$250,990	$252,596

Tons Shipped	8,877	11,820	47,802	50,164

*	Consolidated results include the North Jackson operation from its acquisition date of August 18, 2011.

BUSINESS SEGMENT RESULTS

Universal Stainless & Alloy Products Segment

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011*
Net Sales
Stainless steel	$21,145	$31,899	$120,071	$125,936
Tool steel	4,024	3,064	17,584	20,248
High-strength low alloy steel	969	1,210	6,062	3,026
High-temperature alloy steel	522	741	2,647	2,791
Conversion services	963	782	4,439	2,985
Scrap sales and other	116	42	481	401

	27,739	37,738	151,284	155,387
Intersegment	9,815	11,434	61,618	69,946

Total net sales	37,554	49,172	212,902	225,333
Material cost of sales	20,192	24,621	107,042	116,959
Operation cost of sales	14,455	17,203	82,980	76,014
Selling and administrative expenses	2,684	3,312	11,332	12,184

Operating income	$223	$4,036	$11,548	$20,176

*	The Universal Stainless & Alloy Products segment includes the North Jackson operation from its acquisition date of August 18, 2011.

Dunkirk Specialty Steel Segment

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
Net Sales
Stainless steel	$13,326	$20,304	$75,244	$76,064
Tool steel	758	523	2,836	1,715
High-strength low alloy steel	3,969	2,397	15,835	14,506
High-temperature alloy steel	1,166	1,031	5,140	4,018
Conversion services	74	178	429	920
Scrap sales and other	118	(3)	222	(14)

	19,411	24,430	99,706	97,209
Intersegment	36	43	350	169

Total net sales	19,447	24,473	100,056	97,378
Material cost of sales	11,512	14,971	58,642	59,835
Operation cost of sales	5,421	5,459	25,616	21,689
Selling and administrative expenses	1,531	1,579	6,414	5,577

Operating income	$983	$2,464	$9,384	$10,277

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
Assets
Cash	$321	$274
Accounts receivable, net	24,287	34,554
Inventory, net	95,749	85,088
Deferred income taxes	22,739	28,438
Refundable income taxes	1,594	4,844
Other current assets	2,740	2,198

Total current assets	147,430	155,396
Property, plant and equipment, net	206,150	183,148
Goodwill	20,268	20,479
Other long-term assets	2,418	2,649

Total assets	$376,266	$361,672

Liabilities and Stockholders’ Equity
Accounts payable	$10,610	$29,912
Accrued employment costs	4,671	7,547
Current portion of long-term debt	1,500	3,000
Other current liabilities	735	966

Total current liabilities	17,516	41,425
Long-term debt	105,242	91,650
Deferred income taxes	55,227	48,291

Total liabilities	177,985	181,366
Stockholders’ equity	198,281	180,306

Total liabilities and stockholders’ equity	$376,266	$361,672

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Year Ended December 31,
	2012	2011*
Operating Activities:
Net income	$14,617	$18,122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,627	7,271
Gain on sale of property, plant and equipment	(12)	(20)
Deferred income tax	12,635	10,072
Share-based compensation expense, net	1,314	1,408
Changes in assets and liabilities:
Accounts receivable, net	10,267	(5,281)
Inventory, net	(10,661)	(15,378)
Accounts payable	(20,130)	(5)
Accrued employment costs	(2,876)	2,057
Income taxes	3,208	(4,672)
Other, net	(180)	(2,887)

Net cash provided by operating activities	20,809	10,687

Investing Activities:
Capital expenditures, net of amount included in current liabilities	(34,229)	(16,790)
Business acquisition, net of convertible notes assumed	—	(91,298)
Proceeds from sale of property, plant and equipment	14	20

Net cash used in investing activities	(34,215)	(108,068)

Financing Activities:
Borrowings under revolving credit facility, net	32,092	34,650
Payment on term loan facility	(20,000)	—
Borrowings under term loan facility	—	40,000
Debt repayments	—	(10,823)
Proceeds from the issuance of Common Stock	1,608	627
Payment of deferred financing costs	(348)	(1,371)
Tax benefit from share-based payment arrangements	335	172
Purchase of Treasury Stock	(234)	—

Net cash provided by financing activities	13,453	63,255

Net increase (decrease) in cash and cash equivalents	47	(34,126)
Cash at beginning of period	274	34,400

Cash at end of period	$321	$274

Supplemental Non-Cash Investing and Financing Activities:
Capital expenditures included in current liabilities	$828	$7,690
Convertible notes issued as acquisition consideration	$—	$20,000

*	Consolidated results include the North Jackson operation from its acquisition date of August 18, 2011.